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                                                                     Exhibit 3.1

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 11:00 AM 03/26/1999
                                                           991119186 - 3021815

                          CERTIFICATE OF INCORPORATION

                                       OF

                          PowerChannel Holdings, Inc.

         I, the undersigned, for the purposes of incorporation and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

         FIRST. The name of the corporation is PowerChannel Holdings, Inc.

         SECOND. The address of the corporation's registered office in the State of Delaware is 9 East Loockerman Street in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

         THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH.


         (a) The corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively. The total number of shares which the corporation is authorized to issue is Fifty Million (50,000,000) shares. Forty-Five Million (45,000,000) shares, with a par value of $.001 per share, shall be Common Stock and Five Million (5,000,000) shares, with a par value of $.001 per share, shall be Preferred Stock.

         (b) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the voting power thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

            (a) The number of shares constituting that series and the distinctive designation of that series;

            (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

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            (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

            (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

            (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

            (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series, and

            (h) Any other relative rights, preferences and limitations of that series.

         FIFTH. The name and mailing address of the incorporator is Gayle Rose, 3070 Bristol Street, Suite 450, Costa Mesa, California, 92626.

         SIXTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

         SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

         EIGHTH. To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, modification or repeal of this Article EIGHTH shall not adversely affect any right or protection hereunder of a director of the corporation in respect of any act of omission occurring prior to the time of such amendment, modification or repeal.

         NINTH. The corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for


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whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer or employee of another corporation or of a partnership, joint venture, enterprise or nonprofit entity, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The rights conferred on any person by this Article NINTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or otherwise. Any amendment, modification or repeal of this Article NINTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

         TENTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to their rights reserved in this Article TENTH.

         I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware and the acts amendatory thereof and supplemental thereto, make and file this Certificate of Incorporation hereby declaring and certifying that the facts herein stated are true this 26th day of March, 1999.



                                        /s/ Gayle Rose
                                        --------------------------------
                                        Gayle Rose, Incorporator



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